Exhibit 10.2

CONFIDENTIAL

March     , 2017

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, TX 75251

Attention: Tyler Farquharson, Vice President,

         Chief Financial Officer and Treasurer

Form of Backstop Commitment Fee Election Letter and Preemptive Right

Ladies and Gentlemen:

EXCO Resources, Inc. (the “Company”) proposes to issue and sell $300.0 million aggregate principal amount of its 8.0%/11.0% 1.5 Lien Senior Secured PIK Toggle Notes due 2022 (the “Notes”) together with warrants (the “Financing Warrants”) initially exercisable for 322,580,645 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Offering”). In connection with the Offering, the Company hereby agrees to pay the parties listed on Annex I hereto (collectively, the “Backstop Commitment Parties” and each individually, a “Backstop Commitment Party”) a fee equal to 3% of the aggregate principal amount of the Notes (the “Backstop Commitment Fee”), at the election of each Backstop Commitment Party in either (i) penny warrants (the “Commitment Fee Warrants”) for a number of shares of Common Stock equal to such Backstop Commitment Party’s pro rata share of the Backstop Commitment Fee, with the shares of Common Stock valued at $0.70, which represents the 30-day trailing VWAP of the Common Stock as of the close of business on February 28, 2017 or (ii) a cash amount equal to such Backstop Commitment Party’s pro rata share of the Backstop Commitment Fee. The Offering and related transactions are expect to close on or about March     , 2017 (the “Closing Date”). The Commitment Fee Warrants will be issued pursuant to a Warrant Agreement to be dated as of the Closing Date between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

Fee Election

The undersigned Backstop Commitment Party hereby confirms to the Company that it has elected to receive its pro rata share of the Backstop Commitment Fee in the form of [check one box]:

☐        Commitment Fee Warrants            OR        ☐            Cash

The Company agrees that the Backstop Commitment Fee shall be payable on the closing date of the Offering in accordance with the written delivery instructions provided by the Backstop Commitment Party.

Preemptive Right

The Company further agrees that each Backstop Commitment Party, for so long such Backstop Commitment Party is a beneficial owner of any unexercised Financing Warrants, shall have the right, in the event the Company proposes any offering of Common Stock for cash of any amount to any person or entity (other than shares of Common Stock issued directly to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case pursuant to any plan, agreement or other arrangement authorized by the Board), to purchase all or any portion of such shares of Common Stock pro rata in proportion to the number of shares of Common Stock beneficially owned by such Backstop Commitment Party based on the Company’s outstanding shares of Common Stock as if the Financing Warrants had been exercised immediately prior to such event; provided, however, that such right shall only be exercisable for an amount of shares of Common Stock which would permit the Company to close such offering without any regulatory approval (excluding any approvals of the Securities and Exchange Commission, but including, without limitation, any consent of the Company’s shareholders required under the rules of the New York Stock Exchange or applicable Texas law). To the extent such preemptive right cannot be fully exercised as a result of the foregoing limitation, the Company shall use its reasonable best efforts to obtain such approvals. The right set forth in this paragraph with respect to each Backstop Commitment Party is hereinafter referred to as the “Preemptive Right”.

The Preemptive Right is personal to each Backstop Commitment Party and may not be transferred or assigned, and any such purported assignment or transfer will be void ab initio; provided that a Backstop Commitment Party may transfer or assign such rights to any subsidiary or affiliate of such Backstop Commitment Party. The Preemptive Right shall be automatically reduced as to any Backstop Commitment Party upon any transfer, sale, assignment or other disposition of Financing Warrants and any exercise of Financing Warrants.

The Preemptive Right shall completely terminate upon the earlier of (1) the transfer, sale, assignment or other disposition of all Financing Warrants beneficially owned by such Backstop Commitment Party (including upon exercise of such Financing Warrants) and (2) the termination of the exercise period set forth in the Financing Warrants. For the avoidance of doubt, the right set forth herein shall only apply with respect to any Backstop Commitment Party’s ownership of Financing Warrants without giving effect to any ownership of any other securities of the Company (including, without limitation, the Commitment Fee Warrants).

Subject to the foregoing paragraph, the Company agrees that its obligations under this letter agreement shall survive the consummation of the Offering and the transactions contemplated thereby.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This letter agreement may not be assigned by either party without the other party’s consent and any such purported assignment shall be void ab initio; provided that a Backstop Commitment Party may assign this letter agreement to any subsidiary or affiliate of such Backstop Commitment Party. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or via email (including “pdf” files) shall be effective as delivery of a manually executed counterpart hereof.

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Very truly yours,

[INVESTOR]

By
Name:
Title:

[EXCO Resources, Inc. – Backstop Commitment Fee Election Letter]

Accepted and agreed to as of the date first above written:

EXCO RESOURCES, INC.

By
Name:
Title:

[EXCO Resources, Inc. – Backstop Commitment Fee Election Letter]